Exhibit 10.1
MARATHON OIL CORPORATION
2019 INCENTIVE COMPENSATION PLAN

PERFORMANCE UNIT AWARD AGREEMENT
2023 - 2024 PERFORMANCE CYCLE

Section 16 Officer

1. Grant of Performance Units. Pursuant to this Award Agreement and the Marathon Oil Corporation 2019 Incentive Compensation Plan (the “Plan”), MARATHON OIL CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on ____________, 2023, [NUMBER] Performance Units, subject to the terms and conditions set forth in this Award Agreement and the Plan. The Participant has no legally binding right to any payment prior to the vesting of the Performance Units in accordance with the terms of this Award Agreement.

2. Relationship to the Plan and Definitions.

(a) This grant of Performance Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as defined in this Award Agreement, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

(b) For purposes of this Award Agreement:
“Aggregate Banked Value” means, as of any date of determination of level of FCF achieved, the sum of the Banked Values achieved prior to such date.

“Aggregate Banked Vesting Percentage” means, as of any date of determination of level of FCF achieved, the sum of the Banked Vesting Percentages achieved prior to such date (the sum of which will, in no event, exceed 100%).

“Banked Value” means the 50% Banked Value, the 50% Incremental Banked Value or the 100% Banked Value, as applicable, to the extent achieved, as set out in Paragraph 3.

“Banked Vesting Percentage” means the 50% Banked Vesting Percentage, the 50% Incremental Banked Vesting Percentage or the 100% Banked Vesting Percentage, to the extent achieved, as set out in Paragraph 3.

2019 Plan – Section 16 Officer FCF PSU with 2-year cliff vesting (2023 grant)

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status.

“Final Incremental Value” has the meaning set out in Paragraph 4.

“Final Payout Value” has the meaning set out in Paragraph 4.

“Final Vesting Percentage” has the meaning set out in Paragraph 4.

“Forfeiture Event” means the occurrence of at least one of the following: (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit and Finance Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Free Cash Flow” or “FCF” is free cash flow before dividends, which is defined as “net cash provided by operating activities adjusted for working capital”, less “capital expenditures” and includes “EG LNG return of capital and other”.  FCF will be modified to exclude the impact (whether positive or negative) of any major acquisition or disposition, as determined by the Committee.

“Mandatory Retirement” means termination of Employment as a result of the Corporation’s policy, if any, requiring the mandatory retirement of officers and/or other employees upon reaching a certain age or milestone.

“Performance Cycle” means the period from January 1, 2023, to December 31, 2024.

“Performance Unit” means an unfunded and unsecured right to receive a cash payment determined in accordance with the terms of this Award Agreement and the Plan.

“Retirement” means, for purposes of this Award Agreement, termination of Employment with the Corporation and its Subsidiaries upon the first to occur of: (i) reaching at least age sixty (60) with at least five years of vesting service based on a Participant’s “accredited service date” as reflected in the employment records of the Corporation or its Subsidiaries and (ii) Mandatory Retirement.

“Settlement Time” has the meaning set out in Paragraph 4.

2019 Plan – Section 16 Officer FCF PSU with 2-year cliff vesting (2023 grant)

“Vesting Percentage” means the percentage (between 0% and 200%) determined by the Committee in accordance with the procedures set forth in Paragraph 3 or Paragraph 8, as applicable, which shall be used to determine the value of each Performance Unit.

3. Determination of Vesting Percentage.

(a) Except as provided in Paragraphs 6 and 8 of this Award Agreement, the Vesting Percentage will depend upon the level of Free Cash Flow achieved by the Corporation as determined by the Committee from time to time. Except as set forth below in respect of a Change in Control or otherwise determined by the Committee, the Committee shall determine the level of Free Cash Flow achieved by the Corporation on a quarterly basis following the end of each quarter forming part of the Performance Cycle. The Vesting Percentage shall correspond to the amount of Free Cash Flow achieved by the Corporation as of the last day of the Performance Cycle based on the following, subject to the remaining provisions of this Paragraph 3, with linear interpolation in the event that the level of Free Cash Flow achieved is between two Free Cash Flow levels set forth below and is at least $386,154,000:

Free Cash Flow ($$)	Vesting Percentage

< $386,154,000	0%
$386,154,000	20%
$2,576,561,000	50%
$3,607,186,000	70%
$5,153,123,000	100%
$5,539,277,000	120%
$6,311,586,000	160%
$7,083,895,000	200%

(b) If, at any time during the Performance Cycle, the Committee determines that the Corporation has achieved Free Cash Flow of at least $2,576,561,000 and, as of such determination, the Corporation has achieved Free Cash Flow of less than $5,153,123,000, then: (i) effective as of such determination, the Vesting Percentage for the Performance Units for the Performance Cycle will be deemed to be 50% (the “50% Banked Vesting Percentage”), and (ii) in respect of the 50% Banked Vesting Percentage, the Banked Value will equal the product obtained by multiplying (A) the number of Performance Units granted under this Award Agreement, (B) fifty percent (50%) and (C) the average of the daily closing price of a share of Common Stock during the final thirty (30) calendar days ending on the last trading day of the calendar quarter in which the 50% Banked Vesting Percentage was achieved (the “50% Banked Value”).

(c) If, at any time during the Performance Cycle, the Committee determines that the Corporation has achieved Free Cash Flow of at least $5,153,123,000, and prior to such determination, the

2019 Plan – Section 16 Officer FCF PSU with 2-year cliff vesting (2023 grant)

50% Banked Vesting Percentage was achieved pursuant to Paragraph 3(b), then: (i) effective as of such determination, the “50% Incremental Banked Vesting Percentage” will be deemed to have been achieved, and (ii) in respect of the 50% Incremental Banked Vesting Percentage, the Banked Value will equal the product obtained by multiplying (A) the number of Performance Units granted under this Award Agreement, (B) fifty percent (50%) and (C) the average of the daily closing price of a share of Common Stock during the final thirty (30) calendar days ending on the last trading day of the calendar quarter in which the 50% Incremental Banked Vesting Percentage was achieved (the “50% Incremental Banked Value”). The Aggregate Banked Value as of such determination will equal the sum of (x) the 50% Banked Value plus (y) the 50% Incremental Banked Value.

(d) If, at any time during the Performance Cycle, the Committee determines that the Corporation has achieved Free Cash Flow of at least $5,153,123,000, and prior to such determination, neither the 50% Banked Vesting Percentage nor the 50% Incremental Banked Vesting Percentage had been achieved pursuant to Paragraphs 3(b) or 3(c), then: (i) effective as of such determination, the Vesting Percentage for the Performance Units for the Performance Cycle will be deemed to be 100% (the “100% Banked Vesting Percentage”), and (ii) in respect of the 100% Banked Vesting Percentage, the Banked Value will equal the product obtained by multiplying (A) the number of Performance Units granted under this Award Agreement, (B) one hundred percent (100%) and (C) the average of the daily closing price of a share of Common Stock during the final thirty (30) calendar days ending on the last trading day of the calendar quarter in which the 100% Banked Vesting Percentage was achieved (the “100% Banked Value”).

(e) The Committee has sole and absolute authority and discretion to reduce the Vesting Percentage and the Banked Value, including to zero, in either case, as it may deem appropriate; provided, however, that if the Performance Units vest pursuant to Paragraph 8, the Committee shall not reduce the Vesting Percentage or the Banked Value as calculated pursuant to this Paragraph 3 and Paragraph 8.

4. Final Vesting Percentage Determination and Vesting of Performance Units Following Completion of Performance Cycle. Unless the Participant’s right to the Performance Units is previously forfeited or vested in accordance with Paragraphs 5, 6, 7 or 8, as applicable, the Committee shall determine the Vesting Percentage following the close of the Performance Cycle pursuant to Paragraph 3(a) based on the level of Free Cash Flow achieved as of December 31, 2024 (the “Final Vesting Percentage”). Following the Committee’s determination, the Participant shall be eligible to vest in the Performance Units and be entitled to receive a cash payment equal to the sum of (a) the Aggregate Banked Value, if any, plus (b) the Final Incremental Value, if any (the “Final Payout Value”). For purposes of this Paragraph 4, the Final Incremental Value shall be determined as follows:

(a) If the Aggregate Banked Value is zero, the Final Incremental Value will equal the product obtained by multiplying (i) the number of Performance Units granted under this Award Agreement, (ii) the Final Vesting Percentage and (iii) the average of the daily closing price of a share of Common Stock during the final thirty (30) calendar days ending on the last trading day of the Performance Cycle.

2019 Plan – Section 16 Officer FCF PSU with 2-year cliff vesting (2023 grant)

(b) If the Aggregate Banked Value is positive, the Final Incremental Value will equal the product obtained by multiplying:

(i)(A) the Final Vesting Percentage, minus (B) the Aggregate Banked Vesting Percentage (either 50% or 100%, as applicable);
(ii)the number of Performance Units granted under this Award Agreement; and
(iii)the average of the daily closing price of a share of Common Stock during the final thirty (30) calendar days ending on the last trading day of the Performance Cycle.

Subject to the Participant’s continued Employment through December 31, 2024, payment of the Final Payout Value shall be made on or after January 1, 2025, and not later than March 15, 2025 (the “Settlement Time”). If, in accordance with the Committee’s determination under Paragraphs 3 and 4, the Vesting Percentage is zero, the Participant shall forfeit any and all rights to the Performance Units as of the last day of the Performance Cycle. Upon the vesting and/or forfeiture of the Performance Units and making of the related cash payment of the Final Payout Value (including, if applicable, a cash payment for Dividend Equivalents, as provided in Paragraph 9), if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full.

        5. Termination of Employment Other than due to Death or Retirement. If the Participant’s Employment is terminated prior to the close of the Performance Cycle for any reason other than death or Retirement, the Performance Units shall be forfeited, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be terminated.
        6. Vesting Upon Termination of Employment due to Death. If the Participant’s Employment is terminated by reason of death prior to the close of the Performance Cycle, the Participant’s right to receive the Performance Units shall vest in full as of the date of death; the Final Vesting Percentage shall be deemed to be 100%; and the Final Payout Value for the Participant’s Performance Units shall be determined pursuant to Paragraph 4 above, but treating the last trading day of the Performance Cycle as the date of the Participant’s death (or if such day is not a trading day, the first trading day following the Participant’s death). The Final Payout Value as determined under this Paragraph 6 shall be made to the Participant’s estate on or after, but no later than thirty (30) days after, the Participant’s death (such payment date, the “Death Settlement Date”). With respect to any Dividend Equivalents payable pursuant to Paragraph 9, the Corporation shall pay in cash to the Participant’s estate, on the Death Settlement Date, an amount equal to (i) the sum of the aggregate amounts of such Dividend Equivalents credited to the Participant, if any, multiplied by (ii) the number of related Performance Units that vest and are paid hereunder. Such vesting and the making of the related cash payment (including, if applicable, a cash payment for Dividend Equivalents, as provided herein) shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.

2019 Plan – Section 16 Officer FCF PSU with 2-year cliff vesting (2023 grant)

        7. Vesting for Termination of Employment due to Retirement. In the event of the Retirement of the Participant upon or after completion of half of the Performance Cycle and prior to the completion of the Performance Cycle, the Committee shall determine the Final Payout Value following the close of the Performance Cycle as though the Participant’s employment had not terminated due to Retirement, except that, in determining such Final Payout Value that is applicable to the Participant, the Committee shall consider the contributions of the Participant to the Corporation during the Performance Cycle, including the Participant’s assistance with transition of his or her responsibilities prior to Retirement and whether the Participant provided appropriate notice of his or her intent to retire. Notwithstanding anything herein to the contrary, in the event the Committee determines that the Participant has accepted or intends to accept employment with a competitor of any business unit of the Corporation, the Vesting Percentage (and Final Payout Value) shall be zero. Following the Committee’s determination of the Final Payout Value applicable to the Participant, the Participant shall vest in the Performance Units and be entitled to receive a cash payment equal to the Final Payout Value, pro-rated based on the percentage equal to (a) the days of Participant’s Employment during the Performance Cycle, divided by (b) the total days in the Performance Cycle. With respect to any Dividend Equivalents payable pursuant to Paragraph 9, the Corporation shall pay in cash to the Participant an amount equal to (i) the sum of the aggregate amounts of such Dividend Equivalents credited to the Participant, if any, multiplied by (ii) the number of related Performance Units that vest and are paid hereunder as described in the preceding sentence. Such payments shall be made to the Participant upon the regularly scheduled Settlement Time. If, in accordance with the Committee’s determination under Paragraphs 3 and 4 and this Paragraph, the Final Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units and the making of the related cash payment (including, if applicable, a cash payment for Dividend Equivalents, as provided herein), if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full. In the event of the Retirement of the Participant before completion of half of the Performance Cycle, the Performance Units shall be forfeited as of the date of his or her termination of employment, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be terminated.
8. Vesting Upon a Change in Control. Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control prior to the end of the Performance Cycle, the Participant shall vest in the Vesting Percentage of the Performance Units as determined under this Paragraph 8, unless the Performance Units were previously forfeited or vested in accordance with Paragraphs 5, 6, 7 or 8, as applicable. The Committee shall determine the Vesting Percentage pursuant to Paragraph 3 as though the last regular trading date immediately prior to the effective date of the Change in Control was the last day of the Performance Cycle (such Vesting Percentage, the “Change in Control Vesting Percentage”), and the Committee shall determine the Final Payout Value as follows:
(a) If, as of the date of the Change in Control, the Aggregate Banked Vesting Percentage is zero, the Final Payout Value shall be determined by multiplying (i) the number of Performance Units granted under this Award Agreement, (ii) the greater of (A) the Change in Control Vesting Percentage or (B) one hundred percent (100%) and (iii) the average of the daily closing price of a share of Common Stock

2019 Plan – Section 16 Officer FCF PSU with 2-year cliff vesting (2023 grant)

during the final thirty (30) calendar days ending on the last trading day immediately preceding the effective date of the Change in Control;
(b) If, as of the date of the Change in Control, the 50% Incremental Banked Vesting Percentage or the 100% Banked Vesting Percentage had been achieved in respect of a prior calendar quarter during the Performance Cycle pursuant to Paragraph 3, and the Change in Control Vesting Percentage does not exceed 100%, then the Final Payout Value will equal the Aggregate Banked Value; or
(c) If, as of the date of the Change in Control, neither Paragraph 8(a) nor Paragraph 8(b) apply, then the Final Payout Value will equal the sum of:
(i)the Aggregate Banked Value; and

(ii) the product obtained by multiplying (A) (1) the greater of 100% or the Change in Control Vesting Percentage, minus (2) the Aggregate Banked Vesting Percentage (either 50% or 100%, as applicable), (B) the number of Performance Units granted under this Award Agreement, and (C) the average of the daily closing price of a share of Common Stock during the final thirty (30) calendar days ending on the last trading day immediately preceding the effective date of the Change in Control.

Payment of the Final Payout Value shall be made on or after, but not later than thirty (30) days after, the Change in Control; provided, however that if such Change in Control fails to qualify as a “change in control event” within the meaning of Treas. Regs. section 1.409A-3(i)(5) or if a later settlement date is otherwise required by Plan terms, then the payment will be made upon the regularly scheduled Settlement Time (the applicable payment timing, the “Change in Control Settlement Time”). With respect to any Dividend Equivalents payable pursuant to Paragraph 9, the Corporation shall pay in cash to the Participant, upon the Change in Control Settlement Time, an amount equal to (i) the sum of the aggregate amounts of such Dividend Equivalents credited to the Participant, if any, multiplied by (ii) the number of related Performance Units that vest and are paid hereunder. Such vesting and the making of the related cash payment (including, if applicable, a cash payment for Dividend Equivalents, as provided herein) shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.
9. Dividend Equivalents. With respect to each of the Performance Units granted under Paragraph 1, the Participant shall be credited with Dividend Equivalents equal to the amount per share of Common Stock of any ordinary cash dividends declared by the Board with record dates during the period beginning on the first day of the Performance Cycle and ending one calendar day prior to the date on which any related vested Performance Units are paid. Except as otherwise provided in Paragraphs 6, 7 and 8, the Corporation shall pay in cash to the Participant an amount equal to (i) the sum of the aggregate amounts

2019 Plan – Section 16 Officer FCF PSU with 2-year cliff vesting (2023 grant)

of such Dividend Equivalents credited to the Participant, if any, multiplied by (ii) the number of related Performance Units that vest and are paid hereunder, with such amount to be paid upon the regularly scheduled Settlement Time. Any Dividend Equivalents shall be forfeited as and when the related Performance Units are forfeited in accordance with the terms of the Award Agreement.

10. Repayment or Forfeiture Resulting from Forfeiture Event and Other Clawback Provisions.

(a) If there is a Forfeiture Event either while the Participant is employed or within two years after termination of the Participant’s Employment, then the Committee may, but is not obligated to, cause some or all of the Participant’s outstanding Performance Units to be forfeited by the Participant.

(b) If there is a Forfeiture Event either while the Participant is employed or within two years after termination of the Participant’s Employment and a payment has previously been made in settlement of Performance Units granted under this Award Agreement, the Committee may, but is not obligated to, require that the Participant pay to the Corporation an amount (the “Forfeiture Amount”) up to (but not in excess of) the amount paid in settlement of the Performance Units.

(c) This Paragraph 10 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. Subparagraphs (a) and (b) shall not apply to the Participant following the effective time of a Change in Control.

Additionally, notwithstanding anything to the contrary herein, to the extent that any payment under this Award Agreement is subject to clawback under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or the rules of any stock exchange on which the Common Stock is listed or quoted (collectively, “Clawback Rules”), such amount will be clawed back in appropriate circumstances, as determined under the terms and conditions prescribed by such Clawback Rules and the authority issued thereunder. Further, the Corporation will be entitled to the extent permitted or required by any other applicable law and/or policy of the Corporation as in effect from time to time to recoup compensation of whatever kind paid by the Corporation or any of its affiliates at any time to the Participant pursuant to this Award Agreement, except that following the effective time of a Change in Control, the Corporation will be entitled to do so only to the extent required to comply with applicable law, as determined in its sole discretion. Any Performance Units previously granted by the Corporation to the Participant that are outstanding and unvested as of the Grant Date of this Award shall be subject to the same provisions as set forth in this Paragraph 10 to the extent required to comply with applicable law, as determined by the Corporation in its sole discretion, and the Award Agreements for any such Performance Units are deemed so amended.

2019 Plan – Section 16 Officer FCF PSU with 2-year cliff vesting (2023 grant)

11. Taxes. In all cases, the Participant will be responsible to pay all required withholding taxes associated with the Performance Units. Pursuant to Section 10 of the Plan, the Corporation or its designated representative (which may be a Subsidiary) shall have the right to withhold applicable taxes from the cash and Common Stock otherwise payable to the Participant, or from other compensation payable to the Participant, at the time of the vesting and delivery of such cash and Common Stock payment or such other time as may be required under applicable law, to sell or permit the sale of shares of Common Stock to pay such applicable taxes, or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding.

12. No Stockholder Rights. The Participant shall in no way be entitled to any of the rights of a stockholder of the Corporation as a result of this Award Agreement. Specifically, the Performance Units do not have voting rights.

13. Nonassignability. Upon the Participant’s death, the Performance Units shall be paid out as provided in Paragraph 6 of this Award Agreement. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Units, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Performance Units shall have no effect.

14. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Subsidiary or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

15. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant under this Award Agreement. Without the consent of the Participant, this Award Agreement may be amended or supplemented (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or (ii) to add to the covenants and agreements of the Corporation for the benefit of the Participant or to add to the rights of the Participant or to surrender any right or power reserved to or conferred upon the Corporation in this Award Agreement; provided, in each case, that such changes or corrections shall not adversely affect the rights of the Participant under this Award Agreement without the Participant’s consent. Additionally, however, notwithstanding the foregoing or anything to the contrary herein, without the consent of the Participant, this Award Agreement may be amended or supplemented to make such changes as the Corporation, upon advice of counsel, (i) determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities or tax laws or (ii) determines are necessary or advisable for the Award either not to be subject to or to be compliant with Section 409A. It is the intention that this Award either not be subject to or be compliant with Section 409A and shall be interpreted accordingly.

2019 Plan – Section 16 Officer FCF PSU with 2-year cliff vesting (2023 grant)

16. Data Privacy. By accepting the Performance Units subject to the terms of this Award Agreement, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data, including but not limited to items of data described in this Paragraph 16, by and among the Corporation and its Subsidiaries and affiliates, including the Participant’s employer (collectively referred to as “Marathon Oil” in this Paragraph 16), for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands and acknowledges that Marathon Oil holds certain personal data about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Marathon Oil, details of all grants or any other entitlement to salary and other cash payments and shares of stock or units awarded, canceled, forfeited, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (which information is collectively referred to as “Data” for purposes of this Paragraph 16). The Participant understands and agrees that Data may be transferred to one or more third parties assisting Marathon Oil in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country of citizenship, country of residence or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country of citizenship or country of residence. The Participant understands that he or she may request a list with the names and addresses of any recipients of the Data by contacting his or her local human resources representative. The Participant, by acceptance of the Performance Units subject to the terms of this Award Agreement, authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit shares or cash following the lapse of applicable restrictions, and reporting to applicable tax and other legal authorities. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data to correct inaccuracy or refuse or withdraw the consent provided herein, without cost, by contacting the Participant’s local human resources representative in writing. The Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan, and the Participant may obtain additional information about the consequences of refusing to consent or withdrawing consent by contacting his or her local human resources representative.

Marathon Oil Corporation

/s/ Lee M. Tillman
Lee M. Tillman
Chairman, President and
Chief Executive Officer

2019 Plan – Section 16 Officer FCF PSU with 2-year cliff vesting (2023 grant)